Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-74016) and Form S-3 (No. 333-64192) of ImageWare Systems, Inc. of our report dated April 11, 2003 relating to the consolidated financial statements, which appears in this Annual Report on Form 10-KSB.

PricewaterhouseCoopers LLP

San Diego, CA

March 30, 2004